Exhibit 99.1

News Release	Zep Inc.
1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Increased Fourth Quarter and Full Year Earnings per Share

•	Fourth quarter net income increased 10.8% to $8.0 million; fiscal 2008 net income up 15.9% to $16.3 million
•	Operating cash flows totaled $26.4 million in fiscal 2008
•	Debt, net of cash, was reduced $21.2 million or 32.2% in fiscal 2008
•	Overall sales productivity increased 10.2% in the fourth quarter

Atlanta, GA, October 14, 2008 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the fourth quarter and fiscal year ended August 31, 2008. Net income for the fourth quarter of 2008 increased 10.8% to $8.0 million, or $0.37 per diluted share, versus the $7.2 million, or $0.35 per diluted share reported in the same period of the prior year. Revenues of $152.8 million generated during the three months ended August 31, 2008 remained consistent with the prior year’s fourth quarter.

The Company reported net income of $16.3 million, or $0.77 per diluted share, for the year ended August 31, 2008 compared with the $14.1 million, or $0.68 per diluted share, reported in the prior year. Excluding special charges in both years, the Company generated adjusted net income of $22.7 million, or $1.07 per diluted share, in fiscal 2008, which represents a respective 17.0% and 15.1% increase over the adjusted $19.4 million, or $0.93 per diluted share, earned in fiscal 2007. Net sales in fiscal 2008 of $574.7 million increased $8.8 million or, 1.6%, from the prior year’s net sales of $565.9 million.

John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc., stated, “Fiscal 2008 proved to be a year of substantial progress for Zep, both operationally and financially. Not only did we achieve strong financial performance in a difficult economic environment, but we also began implementing our transformation initiatives and established a solid foundation for the next phase of the Company’s success. Despite significant volatility in our raw material costs and a challenging economic environment, we made significant progress on our strategic initiatives and positioned the Company for long-term growth and profitability. We believe our cash flow generation during the year and our ability to profitably manage through this difficult economic environment demonstrate the strength of our team and the recession-resistant nature of our business.”

Fourth Quarter Results

The Company realized higher selling prices totaling approximately $5.4 million, primarily from its domestic markets, and favorable foreign currency translation on international sales of $2.2 million. The influence of higher selling prices and positive foreign currency translation was almost entirely offset by a $7.4 million decline in volume resulting from reduced sales representative headcount, as we continued to enforce sales performance standards, and one less selling day than the comparative year-ago period. The volume decline was also affected by continued softness in the transportation market that was partially offset by growth in the retail, food and European markets.

“We continued to make noteworthy progress towards achieving our strategic initiatives during the fourth quarter as both our sales force and our customers responded well to these strategic changes. As a result of the efforts of our sales force, we maintained consistent revenue generation during these challenging times,” continued Mr. Morgan. “Additionally, sales to customers within the retail channel increased from the comparable year-ago period, which is especially encouraging considering that a majority of the growth was due to existing customers in the home improvement channel. Also, during the quarter we were able to extend the reach of our Zep Commercial brand to leading hardware retailers complementary with our existing customer relationships, and Zep’s environmentally friendly GreenLink™ products continued to gain acceptance with customers.”

Operating profit and operating profit margin were $13.5 million and 8.8% for the quarter, respectively, compared with $13.2 million and 8.7% in the fourth quarter of fiscal 2007. Pricing actions taken in June 2008, the reduction of costs associated with the Company’s insurance programs and reduced salaries and other compensation related costs combined to offset the effect of rising raw material and manufacturing costs.

Fiscal 2008 Results

For the year ended August 31, 2008, net income grew 15.9% to $16.3 million, or $0.77 per diluted share, versus the $14.1 million, or $0.68 per diluted share, reported in the prior year. Operating results in fiscal 2008 were impacted by $8.5 million in pre-tax charges related to restructuring initiatives as well as by $1.5 million of inventory write-offs and other costs associated with our product line simplification efforts. Fiscal 2007 operating results were negatively impacted by $6.8 million in pre-tax charges pertaining to previously disclosed environmental matters. Excluding these special charges, adjusted diluted earnings per share in fiscal 2008 increased 15.1% to $1.07 compared with $0.93 per adjusted diluted share earned in fiscal 2007.

Net sales of $574.7 million were generated during fiscal 2008 compared with $565.9 million in the prior year, representing an increase of $8.8 million, or 1.6%. During the period, the Company was able to leverage pricing strategies in each of its markets, and sales generated within our international markets improved due to favorable currency translation and increased volume. However, these gains were muted by volume declines in North America. Management anticipates continued volume softness in the near-term within the industrial and institutional end markets as the Company manages through its demand shaping initiatives, higher performance standards affecting its selling capacity and the slowdown in some of the industries the Company serves. These changes, however, are designed to position the Company for future growth and to build a stronger, more profitable foundation.

During fiscal year 2008 the Company generated significant cash flows of $26.4 million. Capital expenditures totaled $9.2 million, an increase of $3.4 million from the prior year, for investments to consolidate office space, enhance information technology and improve manufacturing productivity. Management anticipates that fiscal 2009 capital expenditures could range between $12 million and $14 million.

The Company continues to operate in accordance with the United States Environmental Protection Agency compliance agreement entered into during fiscal year 2007. Further, the Company is continuing with voluntary remediation plans at its Seaboard manufacturing facility, and is in discussion with the Georgia Environmental Protection Division with respect to a proposed consent order regarding related environmental matters. During fiscal 2008, the Company expended approximately $0.9 million against amounts previously accrued for environmental remediation at its Seaboard facility.

“We have made meaningful progress towards accomplishing our previously established, long-term, financial and operational objectives. During fiscal year 2008, we continued to generate strong cash flow and effectively managed pricing during a volatile, inflationary environment, which is a testament to our strong customer relationships. The initial step in our long-term growth strategy is to become a better business first, by focusing on reducing the complexity of the business and controlling costs, while investing in a number of strategic initiatives to drive long-term value for our shareholders. While we are pleased with the progress made against our long-term goals during our first year as a public company, we know that there is considerable work to be done. That said, we enter fiscal 2009 with notable momentum and look forward to continued progress on our strategic transformation,” added Mr. Morgan.

Strategic Initiatives Update

We have previously cited the opportunity for growth that exists through our successful expansion into the $6.4 billion industrial distribution channel, and on October 13th, 2008, the Company announced newly forged strategic alliances with W.W. Grainger, Inc., Lab Safety Supply Inc., Graybar Electric Company, Inc., R3 Reliable Redistribution Resource, a division of Bunzl North America, and VWR International, LLC. A distribution agreement has also been reached with SP Richards to distribute select Zep Commercial products.

“This announcement represents a significant milestone for our industrial distribution strategy, as we have successfully aligned ourselves with world-class distribution partners that participate within the strategic market segments we are targeting with our Zep Professional brand,” noted Mr. Morgan. “These new partners, along with our existing partner, HD Supply, will expand our customer reach in the industrial maintenance, electrical, food service, jan-san and broad-line scientific market industries. Our distribution partners will begin marketing the new Zep Professional product line to their customers in the latter portion of our first fiscal quarter of 2009,” said Mr. Morgan.

Mr. Morgan continued, “Additionally, we have previously announced that, through our demand shaping actions, we would eliminate a wide variety of lower-volume products. The first iteration of this initiative is complete, and we have pared more than half of our overall product offering, primarily in low volume and margin products. Initiatives aimed at streamlining our overhead structure and further reducing administrative costs are gaining traction as quarter-over-quarter sales per employee increased by 10.2%, and the number of related transactions has recently decreased more than 20%. While the full benefits of these efforts will not be realized for some quarters to come, we are encouraged by this progress, and we look forward to realizing even greater benefits in the years ahead.”

Mr. Morgan further noted, “As previously discussed, our quarterly operating results will continue to be inconsistent as we execute the strategic plans we believe are important to improving the near- and long-term profitability of the Company. We expect this pattern to be further exacerbated by the presently volatile raw material pricing environment, particularly when compared with the relatively stable raw material pricing environment that prevailed during the first quarter of our fiscal 2008. As we move forward with our strategic initiatives, we would expect an even larger than historical contribution of earnings in the second half of our fiscal 2009 as compared to our first half.

“We believe that Zep Inc.’s ability to achieve such profitable results even in the face of the challenging market environment and the Company’s strategic transformation initiatives is a testament both to our associates and to the long-term viability of our business model. We are laying a foundation for Zep Inc. to produce profitable, sustained growth and a superior customer experience,” concluded Mr. Morgan.

The unaudited consolidated and combined financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information referenced in this press release, including adjusted net income and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter results today at 11:00 AM. ET. Interested parties may listen to this call live today or hear a replay at the Company’s website: www.zepinc.com.

About Zep Inc.

Zep Inc., with fiscal year 2008 net sales of over $574 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep® Professional, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia.

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This release contains, and other written or oral statements made by or on behalf of us may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we, or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company.

Examples of forward-looking statements in this press release include: the belief that fiscal 2008 operating results are indicative of the recession-resistant nature of our business and are a testament to our business model’s long-term viability; expectations concerning near- and long-term sales volume and the impact that both the Company’s strategic initiatives and current market conditions might have or might not have on such volumes; management’s expectation that capital expenditures will range between $12 million and $14 million during fiscal year 2009; any statements regarding the progression of environmental matters affecting the Company; the belief that our overall quarterly operating results will be inconsistent as we execute strategic plans we believe necessary to improve near-and long-term profitability; statements regarding the distribution of earnings among the first and second halves of fiscal 2009; statements regarding anticipated revenue and cost trends; and the belief that our progress is laying the foundation to produce profitable, sustained growth as well as a superior customer experience.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1a. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED AUGUST 31		YEAR ENDED AUGUST 31
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Net Sales	$152,783	$152,568	$574,724	$565,886
Cost of Products Sold	67,890	64,774	251,542	240,028

Gross Profit	84,893	87,794	323,182	325,858
Selling, Distribution, and Administrative Expenses	71,379	74,582	285,592	296,016
Restructuring Charge	—	—	8,527	—
Loss on Sale of Fixed Assets	—	—	—	193

Operating Profit	13,514	13,212	29,063	29,649

Other Expense:
Interest expense, net	477	1,304	2,846	4,988
Miscellaneous income, net	257	(84)	226	(176)

Total Other Expense	734	1,220	3,072	4,812

Income before Provision for Income Taxes	12,780	11,992	25,991	24,837
Provision for Income Taxes	4,813	4,801	9,669	10,754

Net Income	$7,967	$7,191	$16,322	$14,083

Earnings Per Share:
Basic Earnings per Share	$0.38	$0.35	$0.78	$0.68

Basic Weighted Average Number of Shares Outstanding	20,907	20,811	20,862	20,811

Diluted Earnings per Share	$0.37	$0.35	$0.77	$0.68

Diluted Weighted Average Number of Shares Outstanding	21,458	20,811	21,252	20,811

Dividends Declared per Share	$0.04	$—	$0.12	$—

Zep Inc.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands)

	August 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,528	$9,142
Accounts receivable, less reserve for doubtful accounts of $3,329 and $3,503 at August 31, 2008 and 2007, respectively	99,101	93,102
Inventories	50,782	45,534
Prepayments and other	5,369	4,902
Deferred income taxes	9,135	6,283

Total current assets	178,915	158,963

Property, plant, and equipment, at cost:
Land	3,295	3,276
Buildings and leasehold improvements	53,952	51,293
Machinery and equipment	82,692	78,329

Total property, plant, and equipment	139,939	132,898
Less accumulated depreciation and amortization	85,327	81,215

Property, plant, and equipment, net	54,612	51,683

Other assets:
Goodwill	32,034	31,864
Intangible assets	90	118
Deferred income taxes	6,797	6,725
Other long-term assets	1,623	120

Total other assets	40,544	38,827

Total assets	$274,071	$249,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$296
Short-term debt	2,000	—
Accounts payable	46,120	37,279
Accrued compensation	21,253	17,830
Other accrued liabilities	27,223	31,744

Total current liabilities	106,596	87,149
Long-term debt, less current maturities	47,150	74,704

Deferred income taxes	410	413

Self-insurance reserves, less current portion	7,748	7,747

Other long-term liabilities	12,327	4,626

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 20,957,916 issued and outstanding at August 31, 2008	210	—
Paid-in capital	75,148	61,518
Retained earnings	9,264	—
Accumulated other comprehensive income items	15,218	13,316

Total stockholders’ equity	99,840	74,834

Total liabilities and stockholders’ equity	$274,071	$249,473

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	YEARS ENDED
	2008	2007
	(unaudited)

Cash Provided by (Used for) Operating Activities:
Net income	$16,322	$14,083
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	6,882	7,101
Loss on sale of fixed assets	—	193
Excess tax benefits from share-based payments	(777)	—
Other non-cash charges	3,161	2,342
Changes in assets and liabilities:
Accounts receivable	(5,103)	(1,889)
Inventories	(4,653)	1,572
Deferred income taxes	(2,876)	651
Prepayments and other current assets	(417)	(467)
Accounts payable	8,669	1,502
Accrued compensation and other current liabilities	6,192	1,601
Self insurance reserves and other long-term liabilities	(574)	3,518
Other assets	(391)	724

Net Cash Provided by Operating Activities	26,435	30,931

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(9,176)	(5,809)
Other investing activities	124	291

Net Cash Used for Investing Activities	(9,052)	(5,518)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	96,700	—
Payment to Acuity Brands, Inc. upon separation	(62,500)	—
Repayment of borrowings from revolving credit facility	(37,225)	—
Proceeds from issuances of other long-term debt	—	647
Stock issuances	381	—
Excess tax benefit from share-based payments	777	—
Dividend payments	(2,596)	—
Repayments of long-term debt	(12,825)	(647)
Net activity with Acuity Brands, Inc. prior to separation	4,876	(24,831)

Net Cash Used For Financing Activities	(12,412)	(24,831)

Effect of Exchange Rate Changes on Cash	415	432

Net Change in Cash and Cash Equivalents	5,386	1,014
Cash and Cash Equivalents at Beginning of Period	9,142	8,128

Cash and Cash Equivalents at End of Period	$14,528	$9,142

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except per-share data)

	YEARS ENDED AUGUST 31
	2008	2007
Reported (GAAP) Net Income	$16,322	$14,083
Restructuring Charges, net of tax(a)	5,389	—
Discontinued Inventory Charge, net of tax(b)	955	—
Environmental Charges, net of tax(c)	—	5,290

Adjusted Net Income (d)	$22,666	$19,373

Reported (GAAP) Diluted Earnings Per Share	$0.77	$0.68
Restructuring Charges(a)	0.25	—
Discontinued Inventory Charge(b)	0.05	—
Environmental Charges(c)	—	0.25

Adjusted Diluted Earnings Per Share (d)	$1.07	$0.93

(a)

During the first quarter of fiscal year 2008, Zep’s management announced its intention to pursue a strategic plan focused upon achieving the Company’s long-term financial objectives. As part of this program, we recorded a net pretax charge of $4.5 million during the third quarter of 2008 and a $0.8 million during the second quarter of fiscal 2008. These charges were primarily composed of severance related costs. Additionally, in the third quarter of fiscal 2008, we consolidated our corporate office operations and recorded a $3.3 million charge for facility lease termination costs. We believe it is useful to exclude these restructuring charges from adjusted diluted earnings per share as they are unrelated to our core operating performance.

(b)

During the third quarter of fiscal 2008 we recorded a $1.5 million charge related to discontinued inventory resulting from our product line simplification ($1.2 million for inventory write-downs was recorded within of Cost of Products Sold and $0.3 million for waste disposal was recorded within Selling, Distribution and Administrative Expenses). We believe that the expenses associated with product rationalization are not reflective of our core operating performance. Accordingly, we believe it useful to exclude these expenses from adjusted diluted earnings per share.

(c)

During the second quarter of fiscal 2007 we paid a fine of $3.8 million ($1.8 million was recorded during the second quarter of fiscal 2007 while the remainder was recorded in fiscal year 2003) in connection with intentional misconduct on the part of certain non-executive employees resulting in our failure to comply with our wastewater discharge permit prior to 2003 at our primary manufacturing facility in Atlanta, Georgia. During the third quarter of fiscal 2007 we recorded a $5.0 million charge to establish an environmental reserve for voluntary remediation of sub-surface contaminants at our primary manufacturing facility. We believe that the expenses associated with these environmental matters are not reflective of our core operating performance. Accordingly, we believe it useful to exclude these expenses from adjusted diluted earnings per share.

(d)

These non-GAAP financial measures are provided to allow investors to more clearly evaluate operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.